EXHBIIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, no par value, of Golden Star Resources Ltd. dated as of February 25, 2021 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

CONDIRE MANAGEMENT, LP

/s/ Ryan E. Schedler
Managing Member of Condire Management GP Holdings, LLC, the General Partner of Condire Management, LP

CONDIRE MANAGEMENT GP HOLDINGS, LLC

/s/ Ryan E. Schedler
Managing Member

RYAN E. SCHEDLER

/s/ Ryan E. Schedler

BRADLEY J. SHISLER

/s/ Bradley J. Shisler

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